AGREEMENT

between

Teamsters Local Union No. 549

and

Bristol Metals, LLC

THIS AGREEMENT, made and entered into, on this the 5th day of March, 2010, between BRISTOL

METALS, LLC., BRISTOL, TENNESSEE, hereinafter referred to as the Company or Employer, and

TERMSTERS LOCAS UNION NO. 549, affiliated with INTERNATIONAL BROTHERHOOD OF

TEAMSTERS, CHAUFFEURS, WAREHOUSEMEN AND HELPERS OF AMERICA, hereinafter referred to as the Union, agree to be bound by the terms of this Agreement.

ARTICLE I

RECOGNITION

1.1           Pursuant to certification of the Union by the National Labor Relations Board on October 26, 1967, in Case #5-RC-6115, the Company recognizes the Union as the sole and exclusive representative for the purpose of  collective bargaining with respect to the rates of pay, wages, hours of employment, and  other conditions of employment for all over-the-road drivers employed at the Employer’s Bristol, Tennessee location, excluding all other employees, office clerical employees, professional employees, guards and supervisors, as defined in the Act.
1.2           This Agreement applies only to those employees of the Company for whom the Union is recognized as Agent.
1.3           Recognition as defined in Section 1 above is conditioned upon continued National Labor Relations Board certification and recognition will not continue after the Board has certified the name or names of some other representatives for the purpose of collective bargaining.
1.4           This Agreement binds employees represented by the Union.
1.5           Recognition as the exclusive representative of the Union shall not be construed to prevent any individual employee or group of employees from conferring with the Company in accordance with Section 8 (a) (2) of the Act, or from presenting grievances and having such grievances adjusted in accordance with Section 9 (a) of the Act.  No contract or agreement affecting employees covered by the Agreement will be entered into between the Company and any employee or group of employees or representatives that will in any way conflict with or supersede this Agreement or extension thereof.

ARTICLE II

RIGHTS OF MANAGEMENT

2.1          The company retains the sole right to manage its business, including but not limited to, the right to decide the number and types of motor vehicles to be used, the method of using and maintaining same, the right to hire, lay off, assign, transfer and promote employees and to determine the starting and quitting time and the number of hours to be worked; and all other rights and prerogatives including those exercised of these rights as are expressly provided in the Agreement.  It is expressly understood between the Company and Union that the Company retains all rights which it had prior to the execution of this Agreement, whether exercised or not, except those expressly limited or modified by the terms of the Agreement.
2.2          The Company has the exclusive right to hire, suspend, discharge for cause, promote or transfer employees, and generally to direct the working forces.
2.3          The Company shall have the right to use a common, contract or other public carrier or means of transportation, whether by motor vehicle, railroad, aircraft or water, to transport its products, raw materials or other property as long as the use of outside carriers does not displace an employee of the unit.
2.4          The Company reserves the right to make rules for governing the work of the employees covered by the Agreement, providing such rules do not conflict with or contravene the provisions of this Agreement.

ARTICLE III

SENIORITY

3.1          Seniority shall prevail for the purpose of this Agreement, seniority is defined as the length continuous service within the bargaining unit as defined in Article I.
3.2          When it becomes necessary to reduce the working force, the last employee hired shall be laid off first, and when the force is again increased, the employees are to be returned to work in the reverse order in which they are laid off; provided, however, that in both layoff and recall the employee’s qualifications to drive a tractor-trailer unit shall govern when the only equipment available for the senior employee to drive is a tractor-trailer unit.

3.3          Seniority List.  The Company shall prepare a seniority list and furnish copy to the Union showing the seniority standing of each employee.  Such list shall be prepared within thirty (30) days after the effective date of this Agreement, and shall be revised at annual intervals thereafter for the duration of the Contract.  Such list shall be posted on bulletin boards within three (3) days after the year above mentioned and shall remain posted until revised.  Within thirty (30) calendar days after the posting of this seniority lists any employee who questions his rightful position on that list shall register his objection in writing to the Company on a form provided for that purpose.  After such period the seniority list shall be considered to be accurate until subsequently revised.  Any employee who does not protest his position on the seniority list within the aforementioned thirty (30) days shall be considered to have approved same as posted.
3.4          During the first 42 calendar days of employment, an employee shall be deemed a probationary employee, and during such period such employee shall not acquire seniority under this contract, or be entitled to the other privileges thereof except the compensation provided for.  If such employee is retained after the 42 calendar days, such employee’s date of seniority shall relate back to the date of employment.

ARTICLE IV

EXAMINATION AND IDENTIFICATION FEES

4.1          Examination.  Physical, mental or other examinations required by a government body or by the Employer as a condition of employment when first employed or as a condition to continuation of employment shall promptly complied with by all employees, provided however, the Employer shall pay for all such examinations.  The employer shall not pay for any time spent in the course of the employee’s examination or examinations, required or permitted under this Article.  The parties to the Agreement will cooperate in having examinations expedited.  Employees will not be required to take examinations during their working hours.  The Employer reserves the right to select its own medical examiner or physician, and the Union may, if it believes an injustice has been done to an employee, have said employee examined at the Union’s expense.  If the two physicians disagree, they shall mutually agree upon a third physician whose decision shall be final and binding.  The expense of the third physician shall be equally divided between the employer and the Union.  Any employee who fails to pass any physical, mental, or other examinations required by a government body shall be immediately suspended.  If such employee can be means of medical treatment or other appropriate action pass such examination within a reasonable time not to exceed thirty (30) days, his suspension shall terminate, without loss of seniority.  Otherwise, his employment shall be terminated.

ARTICLE V

MILITARY CLAUSE

5.1          Employees of the Company who enter the Armed Forces of the United States shall be entitled to such re-employment and other rights and privileges as are or may be provided by the laws of the United States.

ARTICLE VI

LEAVE OF ABSENCE

6.1          Any employee desiring leave of absence from his employment shall secure written permission from the Company.  The maximum leave of absence shall be for ninety (90) days and may be extended for like periods.  Failure to comply with this provision shall result in complete loss of seniority rights of the employee involved.  Any employee using a leave of absence as a subterfuge shall forfeit his rights and job.  Any employee shall not accept employment elsewhere when on leave of absence unless agreed to by the Company.
6.2          Employees who, after signing of this Agreement, take a leave of absence for the purpose of accepting employment with the Union or employment in a supervisory capacity with the Company shall accumulate no further seniority beyond the date of taking the leave.  If an employee who has accepted employment with the Union is returned to the bargaining unit by the Company within six (6) months from the beginning of such leave, then in either case, such employee shall resume his seniority from the date on which it stopped, eliminating the period of time the employee worked outside of the bargaining unit.

6.3          The Company agrees to grant the necessary time off, without discrimination of loss of seniority rights and without pay, to any one employee at a time designated by the Union to attend labor conventions or a labor seminar, providing 24 hours written notice is given to the Company and the Union, specifying the length of time off.
6.4          Funeral Leave.  Paid leave of absence of three days, pay compensated at eight hours per day.

ARTICLE VII
GRIEVANCE PROCEDURE
7.1          The Company shall not require, as a condition of continued employment, that an employee purchase a truck, tractor, and/or tractor-trailer, or other equipment.

ARTICLE VIII
GRIEVANCE PROCEDURE
8.1             Should any dispute arise as to the meaning or application of any specified provision of this Agreement, an earnest effort shall be made to adjust the dispute by discussion in successive steps as follows:
1.  Between the aggrieved employee and his immediate supervisor.
2.  If no satisfactory settlement is reached, the grievance shall be reduced to writing and discussed between the steward and the Company representative.
3.  If not settled, the steward shall refer the grievance to the Union representative who will meet the Company representative to attempt to settle the grievance.
4.  If representatives of the Company and the Union have exhausted all possibilities of reaching an agreement and, if the grievance is arbitrable as hereinafter defined in Article XII, then the grievance may be appealed to arbitration within fifteen (15) calendar days following the Company’s decision in Paragraph (3) above and not thereafter.

8.2          Time Limits
1.  All grievances must be asserted within fifteen (15) calendar days followinginception of the matter giving rise thereto, or within fifteen (15) calendar daysafter returning to Bristol if the matter giving rise to the grievance occurred away from Bristol or on the day of departure from Bristol, or they shall be deemed to have been waived except as hereinafter provided.
2.  Grievances and replies to grievances at any intermediate state shall bedeemed to have been satisfactorily settled if the Union or the aggrievedemployee does not process the grievance to the next step within ten (10) calendar days following the Company’s answer.
8.3           Discharge and Suspension
1.  All grievances pertaining to discharge must be asserted within seven (7)calendar days from the time of discharge and shall be filed in step three of thegrievance procedure as herein above defined in 8.1 paragraph 3.
2.  The Company shall not discharge, suspend, or take any other disciplinaryaction as respects any employee without just cause, but with respect todischarge, suspension, or other disciplinary action, shall give at least on warning notice of the complaint against such employee in writing to the employee, by certified mail.  Provided, however, that no warning notice need to be given if the cause of such discharge is: (a) dishonesty, (b) drinking of or under the influence of alcoholic beverages or using narcotics on Company property, (c) drinking alcoholic beverages or using narcotics on Company property, (d) recklessness resulting in serious accident while on duty, (e) carrying of unauthorized passengers, (f) failing insubordination, (i) other serious infraction of commonly accepted behavior standards.  Warning notices as herein provided shall not remain in effect for the purposes of the Article for a period of more than nine (9) months from the date of said warning notice, provided, however, that such warning notices shall be a part of such employee’s personnel file and may be taken into account by the Company for overall evaluation of such employee’s record.  All warning notices, discharges, suspensions or other disciplinary action must be a proper written notice to the affected employee and the Union.

ARTICLE IX
ARBRITRATION
9.1           The arbitration procedure hereinafter provided shall extend only to those issues which are herein below defined arbitrable.
9.2           In order for a grievance to be arbitrable, it must (1) have been properly and timely processed through the grievance procedure; (2) genuinely involve the interpretation or application of a specified provision or provisions of this Agreement; (3) not rest on any alleged understanding, practice, or other matter outside the scope of this Agreement; and, (4) not require the arbitrator in order to rule in favor of the party requesting arbitration, to exceed the scope of his jurisdiction under this Agreement.
9.3           The provisions of a grievance procedure, provided for elsewhere in the Agreement, is not intended to imply nor is any third person to infer that all grievances may be appealed to arbitration; and the fact that a controversy may be handled under the grievance procedure shall not preclude either party from raising the question shall itself be submitted to an arbitrator and his decision on such issue shall be final and binding.  If in favor or arbitrability, the controversy shall be heard on its merits.
9.4           Within ten (10) calendar days following the Company’s decision in Paragraph (3) of the aggrieved party may give written notice to the other party settling forth the express and specific provisions of this Agreement which are alleged to have been violated, together with a statement in writing, clearly defining the issue or issues to be arbitrated, and shall submit a copy of the same to arbitration under the rules of the Federal Mediation and Conciliation Service, if the parties have been unable to agree on a mutual choice of arbitrator otherwise.

9.5           The arbitrator shall have no power to add to, subtract from, or modify any of the terms of this Agreement or any other Agreement made supplementary hereto, including the enlargement of or detraction from those rights which are the express of reserved prerogatives of management at the time of the execution of the Agreement, it being the intent of the parties that the express and specific provisions of this Agreement shall govern the entire relationship of the parties and shall be the sole source of any and all rights or claims which either party may assert against the other.  No policy or practice unilaterally adopted, followed, continued or discontinued by the Company under its right to manage its business shall be subject to arbitration under this Agreement unless in direct conflict with a specific provision of this Agreement or unless the parties have agreed upon the policy and have adopted it in writing as a part of this Agreement.
9.6           The decision of the arbitrator upon the issue so submitted to arbitration shall be final and binding upon the parties to this Agreement.  Expenses and charges of the arbitrator shall be borne equally by the Company and the Union.

ARTICLE X
STRIKES AND LOCKOUTS
10.1           The Union agrees not to initiate, promote, finance, encourage, engage, participate directly or indirectly, in any strike, sit-down, walk out, job action, mass sickness, picketing, secondary boycotts or any other concerted activities resulting in interference with the normal conduct of the Company’s business during the terms of this Agreement, so long as the Company abides by the terms of this Agreement.  The Union shall not be held liable for any damages unless it has initiated, promoted, financed, encouraged, engaged, participated directly or indirectly in any of the above mentioned acts.
10.2           In consideration of the foregoing, the Employer agrees not to cause or permit a lockout to occur during the term of this Agreement, so long as the Union abides by the terms of this Agreement.
10.3           It shall not be a violation of this agreement and it shall not be cause for discharge or disciplinary action for an employee to refuse to cross a primary picket line.

ARTICLE XI
LOSS OR DAMAGE
11.1           Employees shall not be charged for loss or damage unless proof of negligence is shown.

ARTICLE XII
BONDS
12.1           Should the Employer require the employee to give bond, cash bond will not be compulsory, and any premium involved shall be paid by the Employer.  If the Employer’s regular boding company refuses to bond any employee and the employee is able to secure a bond elsewhere within thirty (30) days from the date Employer notifies him of such refusal, said employee shall pay the difference in the premium involved, as compared to the premium paid by the Employer for other employees in the same classification.  Cancellation of a bond after once issued shall be cause for discharge in case of any of the following:
1.  The employee fails to obtain another bond within thirty (30) days afternotice of cancellation.
2.  Failure of the employee to pay any excess premium thereon: or
3.  The cancellation was due to a proven fraudulent statement by the employeein obtaining the bond.

ARTICLE XIII
JOB STEWARDS
13.1           The employer recognizes the right of the Union to designate from Employer’s seniority list one job steward and one alternate.  The authority of the job steward and alternate so designated by the Union shall be limited to, and shall not exceed the following duties and activities:

a.)  The investigation and presentation of grievances in accordance with the provisions of this Agreement:
b.)  The transmission of such messages and information which shall originate with, and are authorized by the Local Union or its officers, provided, such messages and information:
1.  Have been reduced to writing, or
2.  If not reduced to writing, are of routine nature and do not involvework stoppages, slowdown, refusal to handle goods, or any otherinterference with the Employer’s business.

ARTICLE XIV
EMPLOYMENT
14.1           When the Company needs additional employees, it shall give the Union equal opportunity with all other sources to provide suitable applicants, but the Company shall not be required to hire those referred to the Company by the Union.  Notification by telephone to a Union business agent shall be sufficient notice of the existence of a job opportunity.

ARTICLE XV
DISPATCHING AWAY FROM BRISTOL, TENNESSEE
15.1           Drivers at a terminal other than the Company’s Bristol, Tennessee terminal shall be dispatched out ahead of domiciled drivers.

ARTICLE XVI
VACATIONS
16.1           Employees covered by this Agreement who have worked fifty (50) per cent or more of the total working days during any twelve (12) month period, shall receive a vacation with pay for five (5) consecutive working days where they have been employed on (1) year, then ten (10) consecutive working days where they have been employed three (3) years and fifteen (15) consecutive working days where they have been employed ten (10) years or more, and twenty (20) consecutive working days where they have been employed twenty (20) years or more.  For purposes of vacation eligibility, vacation days will be counted as time worked.

In order to maintain continuity in Company shipping schedules, vacations may be scheduled for shorter periods, but not less than (5) consecutive working days.  The Company will endeavor to allow vacations as requested by the employee, but will retain the right of final vacation scheduling in accordance with operating requirements and employee seniority; however, at least one employee will be allowed vacation leave in any given week.
Vacations are not accumulative and must be taken during the employee’s anniversary years.
It is understood that during the first (1st) year of employment an employee must work fifty (50) per cent of the total working days in order to obtain his vacation and must have been employed for the full year.
16.2           An employee entitled to five (5) consecutive working days’ vacation shall receive pay at his regular hourly rate for fifty (50) hours.  An employee entitled to receive ten (10) consecutive working days’ vacation shall receive pay at his regular hourly rate for one hundred (100) hours.  An employee entitled to receive fifteen (15) consecutive working days’ vacation shall receive pay at his regular hourly rate for one hundred fifty (150) hours, an employee entitled to twenty (20) consecutive working days’ vacation shall receive pay at his regular rate for two hundred (200) hours.
16.3           An employee entitled to a vacation shall take time off from Friday to the following Thursday, with pay as provided in Section 16.2
16.4           If an employee is scheduled for vacation and is called in for a trip, employee will be paid actual earned pay in addition to his vacation pay.

ARTICLE XVII
HOLIDAYS
17.1           The following named holidays shall be paid for at regular hourly rate for eight (8) hours in addition to any monies earned by the employee on such holidays: New Year’s Day, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving Day, Day after Thanksgiving, Christmas Eve Day and Christmas day.  In order to qualify for holiday pay, an employee must be available for work the scheduled work day immediately preceding or following the holiday, if the employee is requested to do so and has not exhausted his permitted hours of work or unless absence is mutually agreed on between the Company and the Union.  If an employee is required to work on a holiday, he shall be paid at a regular hourly rate for twelve (12) hours.

ARTICLE XVIII
GROUP INSURANCE AND PENSION
Group Insurance
18.1           Bargaining unit employees will be eligible for whatever insurance programs the Company’s hourly non-bargaining unit employees are eligible.  Details of Medical, Dental, Life, Accidental Death, and Weekly Insurance plans are explained in insurance booklets which are available to employees.  The current weekly medical/dental rates for employees, effective as of January 1, 2010 are as follows:
	MEDICAL	MEDCIAL & DENTAL	DENTAL ONLY
Single (employee only)	$14.19	$14.19	$1.15
Employee + Children	$24.33	$25.58	$2.77
Employee + Spouse	$34.47	$35.72	$2.77
Employee + Family	$40.55	$44.37	$6.46
For years 2010 thru 2014, the percentages used below will be the employee contribution based on a percentage of actual cost per employee per year (PEPY).  The PEPY will be calculated annually and can go up or down:
	2010	2011	2012	2013	2014
EE Only	7%	8%	9%	10%	10%
EE + Child(ren)	12%	13%	14%	15%	15%
EE + Spouse	17%	18%	19%	20%	20%
EE + Family	20%	21%	22%	23%	25%

Pension
18.2           For information on the Pension Plan, see the general summary plan description.

ARTICLE XIX
WAGES AND OTHER COMPENSATION, EQUIPMENT
SAFETY AND DOMICILE AND PROTECTION RIGHTS
19.1           Rates of pay during each year of the contract shall be set forth below:
(1)          TRACTOR-TRAILERS
	1st Year 2010	2nd Year 2011	3rd Year 2012	4th Year 2013	5th Year 2014
Single Operation	.43 mile	.44 mile	.45 mile	.46 mile	.47 mile
Double Operation	.52 mile	.53 mile	.54 mile	.55 mile	.56 mile

(2)           Special loads requiring permits:  $.03 per mile round trip, in addition to rates specified above.
19.2          The hourly rate during the term of the contract shall be:
	1 Year 2010	2nd Year 2011	3rd Year 2012	4th Year 2013	5th Year 2014
Hourly	$15.11	$16.11	$17.11	$18.11	$19.11

19.3          Loading and Unloading:  In the case of delayed time as a result of loading or unloading, the employee shall be paid the hourly rate of pay as specified above.  In the case of a double operation, both employees shall be paid at the hourly rate as specified above.
19.4          Breakdown, Impassable Highways and Lodging:  On breakdown, or impassable highways, employees shall be paid the minimum hourly rate for all time spent on such delays following notification to the Company or one hour, whichever shall occur first, but not to exceed more than eight (8) hour period, he shall, in addition, be furnished clean, comfortable sanitary lodging.  The Company will reimburse the employee $20.00 each day for lodging per day, if the employee elects to use the sleeper on the truck.  If the employee elects to go to a motel, past practice will prevail.  Employees will be paid $21.00 during the term of this contract for meal allowances for each eight (8) hour period.  The Company will furnish and maintain clean linens and bedding for sleepers.  Proof of breakdowns and receipts for lodging and meals are to be furnished to the Company.

19.5          Protection of Rights:  It shall not be a violation of this Agreement and it shall not be cause for discharge or disciplinary action in the event an employee within the Bargaining Unit refuses to cross a lawful picket line, unless authorized by the Union.
19.6          Equipment Safety:  The Company agrees to maintain the equipment used by the employees within the Bargaining Unit so that it will comply with rules and regulations of the U.S. Department of Transportation, the Interstate Commerce Commission,  The Laws of the State of Tennessee, and The Laws of other states through which the equipment passes.  It shall not be cause for disciplinary action or discharge in the event an employee refuses to run unsafe equipment as defined above.  The Company will provide safety shoes if they are required.
19.7          Change of Domicile of Equipment:  If any over-the-road equipment or replacement equipment therefore located at Bristol, Tennessee is domiciled by the Company at another of its locations resulting in the displacement of an employee covered by this Agreement, then in such event, employees covered by this Agreement shall be given the opportunity to accept the job of operating such equipment at its new locations.  Such work will continue to be subject to the terms and conditions of this Agreement for the life thereof.
19.8          If the Company requires employees to wear uniforms, the Company will furnish said uniforms.  One pair of coveralls will be furnished by the Company to each driver for use as necessary in loading and unloading and while working on the rig.  The driver will be responsible for cleaning the coveralls and otherwise taking care of them.  If lost or stolen, the coveralls shall be replaced by the driver.  Worn out coveralls shall be replaced by the Company when turned in to the Company.
19.9          The Company shall pay the necessary travel expense to return a driver home in event of severe illness or accident on the road or job site.
19.10          The Company shall submit a receipt weekly with the paycheck showing what the driver is paid, i.e. miles, hours, breakdown, meals, sleeper, etc.

19.11          Effective with the date of this Agreement, any over-the-road vehicle purchased or leased shall be equipped with adequate air conditioning and heating.  The Company shall make every effort to keep the air conditioning and heating in operable condition, however, a driver may not refuse a trip assignment, going or returning, because the air conditioning is inoperable.

ARTICLE XX
CHECK-OFF OF UNION DUES
20.1          The Employer agrees to deduct from the pay of all employees on its seniority list covered by this Agreement, who furnish the Employer written authorization therefore in the form required by law, dues, initiation fees and uniform assessments of the Union.
20.2          The Union shall certify to the Employer in writing each month a list of its members working for the Employer, who have furnished the Employer the required authorization, together with an itemized statement of the dues, initiation fees and uniform assessments owed and to be deducted for such month from the pay check of such member, and the employer shall deduct such amount from the first pay check, following the receipt of a certified list, of the members in one lump sum and within seven (7) days following such deduction remit the same to the Union.
20.3          The Employer will recognize authorization for deductions from wages, if in compliance with state law, to be transmitted to the Local Union or to such other organizations as the Union may request, if mutually agreed to, and no such authorization shall be recognized if in violation of state or federal law.  No deduction shall be made which is prohibited by applicable law.  The Union shall indemnify and save the Company harmless against any and all claims, demands, suits, or other forms of liability that shall arise out of or by reason of actions taken or not taken by the Company for the purpose of complying with any of the provisions of this Section, or in reliance on any list, notice or assignment furnished under of such provisions.

ARTICLE XXI
GENERAL
21.1          The parties hereto agree that there shall be no Union activities on Company time and property except that which is specifically provided for in this Agreement.
21.2          The Union shall have the right to examine trip reports and other records pertaining to the computation of the compensation of any employee covered by this Agreement.  Union representatives shall be granted access to the Company property for the purpose of adjusting grievances and investigation of working conditions.
21.3          The Company agrees to cooperate toward the prompt settlement of employee on-the-job injury claims when such claims are due and owing as required by law.  The Company shall provide Workmen’s Compensation Insurance for all employees covered by this Agreement in accordance with the Law of Tennessee.

ARTICLE XXII
SCOPE OF AGREEMENT
22.1          This Agreement constitutes the sole and entire Agreement between the parties hereto and supersedes any and all prior agreements either oral or written.  It expresses all of the obligations of an restrictions upon the Company and the Union during its term.  The Company and the Union each expressly acknowledge that the other party has no obligations or duty of the other party, to bargain collectively with said party pertaining to any term or condition of employment or any other matter covered or not covered in this Agreement, during its term, even though such matter may not have been within the knowledge of contemplation of either party at the date of execution hereof.

ARTICLE XXIII
DURATION
23.1          This Agreement shall become effective at 12:01 a.m. on March 5, 2010 and shall terminate at midnight on the 4th day of March, 2015, upon either party giving the other sixty (60) days prior written notice of its desire to terminate and/or modify this Agreement; otherwise this Agreement shall remain in effect year to year thereafter unless either party gives the other the above referenced sixty (60) day notice on the anniversary date of each preceding year.

BRISTOL METALS, LLC                                                                                   TEAMSTERS LOCAL UNION NO. 549
Affiliated with the International
Brotherhood of Teamsters,
Chauffeurs, Warehousemen and
Helpers of America

/s/Michael D. Boling                                                                  /s/ Scott Armstrong
Michael D. Boling                                                                                         Scott Armstrong

/s/Douglas Dockter                                                                                                /s/James Gent
Douglas Dockter                                                                                        James Gent